SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

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Jamba, Inc.

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April 8, 2011

Dear Stockholders,

2010 was a transformative year for Jamba. We made excellent progress against our Blend Plan, completing all of our critical priorities for the year. These priorities were focused on reducing costs and expenses, ensuring a customer-first operationally focused service culture, expanding our menu across all day parts, accelerating the development of our franchise system, including the completion of our refranchising initiative and building a robust portfolio of consumer products through our licensing initiative.

Of particular significance for Jamba, was our improvement in comparable store sales which is reflected in our achievement of 0.2% positive comparable Company-owned store sales in the fourth quarter of 2010. Our results reflect sequential improvement in comparable Company-owned store sales in six of seven quarters and the first positive quarter of Company-owned comparable stores sales since 2007. These results leave us optimistic about our goal to achieve positive Company-owned comparable store sales in 2011. For the full year, our comparable store sales results were a decrease of 2.3%.

Earlier this year, we also announced a supply-chain distribution alliance with SYGMA, a national food service distribution Company owned by Sysco Corporation. This alliance will enable us to consolidate distribution channels and achieve greater efficiency in our overall supply chain. This alliance will additionally position Jamba to achieve faster expansion of services into existing and new geographic locations which will be critical as we seek to expand the brand into new markets and new territories.

During 2010, we successfully grew our menu offerings to include grab-and-go items, hot beverages, specialty frozen yogurt, and new snacks and baked goods. We are pleased that our licensing initiative continues to accelerate. We signed nine license agreements and of those agreements, commercialized four new products lines, which are now in over 10,000 points of retail distribution.

In 2010, Jamba made significant accomplishments in the transition to a more franchise-oriented organization, with the opening of 30 new franchise stores. We also signed a purchase agreement to refranchise 41 stores in the Midwest which we expect to close in early 2011. Upon execution of this transaction we will have completed the sale of 173 stores exceeding our goal of refranchising up to 150 stores. We also signed a development agreement with SPC, a leading food company with more than 4,500 retail locations, to develop more than 200 stores in South Korea over the next 10 years. SPC has already opened their first international location in the Incheon Airport in Seoul.

Over the past two years, Jamba Juice has made significant progress in the transformation from a smoothie chain to one of the most recognized and trusted healthy product brands. The Jamba brand has never been stronger and it continues to strengthen. Our scorecard shows that Jamba is now more relevant for consumers, with significant improvement in several key areas. We are the top-of-mind smoothie company and the number one smoothie chain. Additionally, we continue to be highly recognized as a brand that offers healthy beverage and food solutions. The strength of our brand fuels our optimism about the future and the progress we’re making in our transformation.

Our actions and achievements, are not just turning around the Company, we are transforming Jamba. We are establishing a business model, an organization and a roadmap that will drive accelerated growth well into the future.

Thank you for your continued support of our Company.

James D. White

Chairman, President and Chief Executive Officer

April 8, 2011

TO THE STOCKHOLDERS OF

JAMBA, INC.:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Jamba, Inc. (the “Company”) on May 19, 2011, at 8:00 a.m. local time, which will be held at the Company’s principal offices, located at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608.

Details of business to be conducted at the Annual Meeting are described in the Notice of Annual Meeting of Stockholders and Proxy Statement. At the Annual Meeting, the Company will present a report on its operations during the past year and respond to questions from stockholders. Accompanying this Proxy Statement is the Company’s 2010 Annual Report to Stockholders.

The Company is pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 8, 2011, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope that you will attend the Annual Meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or, if you have received a paper copy of your proxy materials by mail, by completing, signing, dating and returning your proxy card in the envelope provided.

Sincerely yours,

JAMES D. WHITE

Chairman, President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting and do not hold your shares through an account with a brokerage firm, bank or other nominee, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares and revoke your vote, if necessary.

JAMBA, INC.

6475 Christie Avenue, Suite 150

Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 19, 2011

Dear Stockholder:

You are invited to attend the 2011 Annual Meeting of Stockholders of Jamba, Inc., a Delaware corporation (the “Company”) (the “Annual Meeting”), which will be held at the Company’s principal offices located at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608 on May 19, 2011, at 8:00 a.m. local time, for the following purposes:

1. To elect six nominees as directors to serve until the next Annual Meeting and until their successors have been elected and qualified.

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2012.

3. To vote on a non-binding advisory resolution regarding executive compensation.

4. To vote on how frequently a non-binding advisory resolution regarding executive compensation will be submitted to stockholders in the future.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 24, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608.

By Order of the Board of Directors,

MICHAEL W. FOX

Secretary

Emeryville, California

April 8, 2011

IMPORTANT: Please vote and submit your proxy by telephone, the Internet or, if you have received a paper copy of the proxy materials by mail, by completing and promptly mailing your proxy card in the postage-paid envelope provided to assure that your shares are represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2011

This Proxy Statement relating to the 2011 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 28, 2010 are available at www.proxyvote.com.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of Jamba, Inc., a Delaware corporation (“Jamba,” “Company,” “we,” “us,” and “our”), for use at its 2011 Annual Meeting of Stockholders to be held on May 19, 2011, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being made available to stockholders on or about April 8, 2011.

SOLICITATION AND VOTING

Voting Securities. Only stockholders of record as of the close of business on March 24, 2011 (the “Record Date”) will be entitled to vote at the meeting and any postponement or adjournment thereof. As of the Record Date, there were 65,828,924 shares of common stock of the Company (the “Common Stock”) outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. As of the Record Date, there were 114,049 shares of Series B-1 Preferred Stock (“the Series B-1 Preferred”) outstanding and 66,240 shares of Series B-2 Preferred Stock (the “Series B-2 Preferred”) outstanding. By virtue of their ownership, and as permitted under our Certificate of Designation, Preferences and Rights of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock (the “Certificate of Designation”), the holders of Series B-1 Preferred are entitled to elect, voting as a separate class, two directors to our Board (the “Series B-1 Directors”), and the holders of Series B-2 Preferred are entitled to elect, voting as a separate class, one director to our Board (the “Series B-2 Director”). The holders of our Series B-1 Preferred have indicated their intent to re-elect Andrew R. Heyer and Beth Bronner as the Series B-1 Directors. The holders of our Series B-2 Preferred have indicated their intent to re-elect Michael Serruya as the Series B-2 Director. The holders of the Series B-1 Preferred and Series B-2 Preferred are entitled to vote together with the holders of our Common Stock on all other matters submitted to a vote.

Each stockholder of record as of the Record Date is entitled to one vote for each share of Common Stock held by him or her, 100 votes for each share of Series B-1 Preferred held by him or her, or 100 votes for each share of Series B-2 Preferred held by him or her. Our Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Amended and Restated Certificate of Incorporation of the Company, as amended to date (the “Restated Certificate”). Our current Restated Certificate does not have any other requirements for a quorum of the stockholders. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of selection of auditors. Non-routine matters include the election of directors and amendments to or adoptions of stock plans.

Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our employees, officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. Stockholders whose shares are registered in their own names may vote (1) by returning a proxy card, (2) via the Internet at www.proxyvote.com, or (3) by telephone at 1-800-690-6903. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth in the notice by mail described below or, if you receive a paper copy of the proxy materials, on the proxy card provided.

“Notice and Access” Model. The SEC’s proxy rules set forth how companies must provide proxy materials. These rules are often referred to as “notice and access.” Under the notice and access model, a company may select either of the following options for making proxy materials available to stockholders: (i) the full set delivery option; or (ii) the notice only option. A company may use a single method for all its stockholders, or use full set delivery for some while adopting the notice only option for others. We must comply with these rules in connection with our 2011 Annual Meeting.

Under the full set delivery option a company delivers all proxy materials to its stockholders by mail or, if a stockholder has previously agreed, electronically. In addition to delivering proxy materials to stockholders, the company must post all proxy materials on a publicly-accessible web site (other than the SEC’s web site) and provide information to stockholders about how to access that web site and the hosted materials. Under the notice only option, instead of delivering its proxy materials to stockholders, the company instead delivers a “Notice of Internet Availability of Proxy Materials” which outlines (i) information regarding the date and time of the meeting of stockholders as well as the items to be considered at the meeting; (ii) information regarding the web site where the proxy materials are posted; and (iii) various means by which a stockholder can request paper or email copies of the proxy materials.

In connection with our 2011 Annual Meeting, we have elected to use the notice only option. Accordingly, you should have received a notice by mail instructing you how to access proxy materials at http://www.proxyvote.com and providing you with a control number you can use to vote your shares. You may request that the Company deliver paper copies of the proxy materials as well.

All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder whose shares are registered in their own name has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. If you hold shares in street name, through a bank, broker or other nominee, please contact the bank, broker or other nominee to revoke your proxy.

Annual Meeting Attendance

You are entitled to attend the Annual Meeting only if you were a Company stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner through a broker, bank, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or other similar evidence of ownership. In addition, the Notice will serve as proof of stock ownership as of the Record Date.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

In accordance with the Company’s bylaws (the “Bylaws”), the Board of Directors of the Company (hereinafter referred to as the “Board” or the “Board of Directors”) has currently set the size of the Board at nine members and there are currently eight members serving, with one vacancy. The terms of the current directors expire upon the election and qualification of the directors to be elected at the Annual Meeting. The Board has nominated six persons for election at the Annual Meeting to serve until the 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All nominees for election to the Board are presently directors of Jamba other than Ms. Fritzi G. Woods, who is standing for election to the Board for the first time at the Annual Meeting. The holders of our Series B-1 Preferred, voting as a separate class, will elect two additional directors. The holders of our Series B-2 Preferred, voting as a separate class, will elect one additional director. Set forth below is information regarding the nominees to the Board for election as a director.

Each nominee has agreed to be named in this proxy statement and to serve if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate such an occurrence), the proxies may be voted for such substitute nominee(s) as we may designate.

If a quorum is present and voting, each of the six nominees receiving a higher number of votes cast “for” such nominee than “against” such nominee will be elected. Proxies cannot be voted for more than six nominees. Abstentions, “broker non-votes” and withheld votes will not count towards election of any director nominee. Under our Bylaws, if an incumbent director standing for re-election is not re-elected, the director shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject such director’s resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its ultimate decision, may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board’s decision with respect to his or her resignation.

If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board as permitted by our Bylaws.

The six Company nominees to the Board to serve until the next Annual Meeting and until their successors have been duly elected and qualified are as follows:

Name	Age	Director Since
James D. White	50	2008
Lesley H. Howe	66	2007
Richard L. Federico	56	2006
Brian Swette	57	2006
Michael A. Depatie	54	2010
Fritzi G. Woods	51	NA

As permitted under our Certificate of Designation, the holders of our Series B-1 Preferred have indicated their intent to re-elect Andrew R. Heyer and Beth Bronner as the Series B-1 Directors and the holders of our Series B-2 Preferred have indicated their intent to re-elect Michael Serruya as the Series B-2 Director, in each case to serve on the Board until the next Annual Meeting and until their successors have been duly elected and qualified. Their respective ages and dates of prior service on the Board are as follows:

Name	Age	Director Since
Beth Bronner	59	2009
Andrew R. Heyer	53	2009
Michael Serruya	46	2009

The principal occupations and qualifications of each of the six Company nominees for director and the directors elected by the holders of our Series B-1 Preferred and our Series B-2 Preferred are as follows. There are no family relationships among any of our directors or executive officers.

JAMES D. WHITE has served as a member of our Board of Directors and our President and Chief Executive Officer since December 2008. Previously, Mr. White was Senior Vice President of Consumer Brands for Safeway, Inc. with responsibility for brand strategy, innovation, manufacturing and commercial sales from 2005 to 2008. Prior to Safeway, Mr. White was Senior Vice President of Business Development, North America at the Gillette Company, where his responsibilities included centralized marketing, sales, retail execution, marketing planning and Canadian operations from 2002 to 2005. Mr. White also held executive and management roles with Nestlé Purina from 1987 to 2005, including Vice President, Customer Interface Group from 1999 to 2002, and Vice President, Customer Development East from 1997 to 1999.

Mr. White has been re-appointed Chairman of the Board contingent upon his re-election to the Board at the Annual Meeting. Mr. White’s position as our President and Chief Executive Officer and his extensive consumer products and senior management experience make him particularly qualified for service on our Board.

LESLEY H. HOWE has been a member of our Board of Directors since December 2007. Mr. Howe has over 40 years of financial and management experience, spending more than 30 years with the international accounting firm of KPMG LLP, where he was a senior partner and from 1994-1997 served as Area Managing Partner for the Los Angeles office. He served as CEO of Consumer Networks LLC, a San Diego-based internet marketing and promotions company from 2001 until its sale in 2007. Mr. Howe is a member of the board of directors of P.F. Chang’s China Bistro Inc., NuVasive, Inc., Volcano Corporation and a privately held corporation.

Mr. Howe has been re-appointed Lead Director contingent upon his re-election to the Board at the Annual Meeting. The Lead Director chairs executive sessions of Jamba’s independent directors and has the authority to call such sessions. The Lead Director also participates in the preparation of agendas and schedules for meetings of the Board, coordinates with the Chairman regarding the flow of information to the directors, serves as a liaison between the independent directors and management, and chairs meetings of the Board in the Chairman’s absence. Mr. Howe’s extensive experience in public accounting and his financial expertise make him particularly qualified for service on our Board and Audit Committee of the Board.

RICHARD L. FEDERICO has been a member of our Board of Directors since November 2006. Mr. Federico had previously served as a director of Jamba Juice Company from October 2004 to November 2006. Since January 2009, Mr. Federico has served as Co-Chief Executive Officer and Chairman of the Board of P.F. Chang’s China Bistro Inc., previously serving as their Chief Executive Officer from September 1997 and as a director from February 1996. In December 2000, Mr. Federico was named Chairman of the Board of P.F. Chang’s China Bistro Inc. From February 1989 to January 1996, Mr. Federico served as President of the Italian Concepts division of Brinker International, Inc., where he was responsible for concept development and operations. Mr. Federico’s business acumen and experience in leading a successful publicly-held restaurant concept make him particularly qualified for service on our Board, our Nominating and Corporate Governance Committee and our Audit Committee of the Board.

BRIAN SWETTE has been a member of our Board of Directors since November 2006. Mr. Swette has served as a board member of Burger King Corporation since 2002. He is also an investor and board member in FRS Company, Care.com and Shutterfly. Mr. Swette served in several capacities at eBay from 1998 through the end of 2002, including Chief Operating Officer and Vice President of Marketing. He led eBay’s penetration into international markets, oversaw the development of its marketing, managed the implementation of its fixed-price strategy and chartered a course into new business categories such as automotive and business-to-business. Prior to eBay, Mr. Swette was Executive Vice President and Chief Marketing Officer of Pepsi-Cola where he was one of the architects of Pepsi’s move into the water, tea, coffee and juice categories. Prior to Pepsi-Cola, Mr. Swette spent four years as a Brand Manager at Procter & Gamble. Mr. Swette is a Trustee of Arizona State University, Endeavor.org and The Global Institute of Sustainability. Mr. Swette’s knowledge and expertise on brand and marketing, and his experience on other public company boards of directors, make him particularly qualified for service on our Board and our Compensation and Executive Development Committee and Nominating and Corporate Governance Committee of the Board.

MICHAEL A. DEPATIE has been a member of our Board of Directors since November 2010. Mr. Depatie has served as Chief Executive Officer of Kimpton Hotels and Restaurants, LLC since July 2006 and is also a member of Kimpton’s board of directors. Prior to being elected as Kimpton’s Chief Executive Officer, Mr. Depatie served as their President from September 2005 having joined the Kimpton family of companies as Chief Executive Officer for real estate for Kimpton Group Holding, LLC in 2003. Kimpton is the largest developer and operator of boutique hotels with 51 hotels presently in 23 U.S. cities. Mr. Depatie is responsible for all aspects of Kimpton’s development and operating activities. He also oversees the investment of the $157 million Kimpton Hospitality Partners Fund I and $202 million Kimpton Hospitality Partners Fund II. Prior to Kimpton, Mr. Depatie held senior finance and development roles in a number of rapidly growing lodging companies including Residence Inn and Summerfield Suites. Prior to his current position, Mr. Depatie was the Chief Financial Officer of Sunterra, a NYSE listed resort hotel vacation ownership company and NYSE listed La Quinta, a national chain of limited service hotels. Mr. Depatie’s extensive senior management experience and his financial expertise make him particularly qualified for service on our Board and Audit Committee of the Board.

FRITZI G. WOODS is being nominated as a member of our Board of Directors for the first time at the Annual Meeting. Ms. Woods has served as Chief Executive Officer and President of Women’s Foodservice Forum, the premier organization for delivering relevant content, developing competence and building connections to advance women and drive growth for foodservice manufacturers, distributors and operators since 2010. From 2003 to 2010, Ms. Woods served as Chief Executive Officer and President of PrimeSource FoodService Equipment, Inc., a leading restaurant equipment distribution company, supporting over 20,000 restaurants from the world’s leading restaurant chains in over 40 countries. Ms. Woods continues to serve as the chairman of the board of PrimeSource. Ms. Woods’ extensive senior management experience and her financial expertise make her particularly qualified for service on our Board and Audit Committee of the Board.

BETH BRONNER has been a member of our Board since June 2009. Ms. Bronner is a Managing Director of Mistral Equity Partners and has served in that capacity since September 2007. Ms. Bronner served as Senior Vice President and Chief Marketing Officer for Jim Beam Brands Worldwide, Inc., from September 2003 to July 2006. From May 2001 to September 2003, Ms. Bronner served as a private consultant and president of a private realty company. She has also previously served in executive roles at ADVO, Inc., Sunbeam Corporation, Citibank, N.A., AT&T Company, Revlon and Haagen-Dazs and has held senior marketing positions across a diverse group of consumer focused product and service industries during her career. Ms. Bronner currently serves on the board of directors and chairs the compensation committee of Assurant, Inc. Ms. Bronner was also a member of the board of directors and the governance committee of The Hain Celestial Group, Inc. from 1993 to 2010. Previously, Ms. Bronner served on the board of directors and audit committee of Coolbrands

International, Inc. from 2003 to 2006. She also currently serves on the boards of several not for profit organizations including The Goodman Theater. Ms. Bronner’s business and management experience in the consumer focused product and services industries makes her particularly qualified for service on our Board.

ANDREW R. HEYER has been a member of our Board of Directors since June 2009. Mr. Heyer is the Chief Executive Officer and a Managing Director of Mistral Capital Management, LLC, a private equity fund. From 2000 to 2007, Mr. Heyer was a Managing Partner of Trimaran Capital Partners, L.L.C., a private equity firm and a member of the Investment Committee of Trimaran Advisors, L.L.C., which is the investment advisor to a series of collateralized loan obligation funds. Mr. Heyer was formerly a vice chairman of CIBC World Markets Corp., which he joined in 1995, and a co-head of the CIBC Argosy Merchant Banking Funds. Mr. Heyer also served on the board of directors and audit committees of Las Vegas Sands and Hain Celestial Group from 2007-2008 and 2007-2009, respectively. Mr. Heyer currently serves on the board of directors of Charlie Brown’s Acquisition Corp., El Pollo Loco, Inc., Brite Media Group LLC and Village Voice Media, LLC., Shearers Food and Chef Solutions, and he serves on the board of overseers of the University of Pennsylvania School Health Systems and is a member of the board of trustees of the University of Pennsylvania. Mr. Heyer’s business, financial and investment experience in the consumer focused product and services industries makes him particularly qualified for service on our Board.

MICHAEL SERRUYA has been a member of our Board since June 2009. Mr. Serruya co-founded CoolBrands International, Inc. in 1986 and served as its President and Chief Executive Officer from 2006 until November 2010. Mr. Serruya served as a director of CoolBrands from 1994 until November 2010. Mr. Serruya was also President, Chief Executive Officer and Chairman of CoolBrands’ predecessor, Yogen Früz World-Wide Inc. He is also director of Swisher Hygiene Inc. and a director and member of the Audit Committee of Response Genetics, Inc. Mr. Serruya’s experience in leading a quick service restaurant franchise organization, and his licensing and consumer products expertise make him particularly qualified for service on our Board.

Background information on the officers of the Company other than Mr. White can be found in our Annual Report on Form 10-K filed with the SEC on March 14, 2011 under the heading “Executive Officers.”

Recommendations of the Board of Directors

The Board of Directors recommends a vote “FOR” our nominees named above.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that, except for James D. White, each of the Company director nominees standing for election, and each of the directors intended to be elected by the holders of Series B-1 Preferred and Series B-2 Preferred, has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” as defined by the applicable NASDAQ rules and the rules and regulations of the Securities and Exchange Commission (the “SEC”). In determining the independence of our directors, the Board of Directors has adopted the independence standards that mirror the criteria specified by applicable law and regulations of the SEC and the NASDAQ. In making the determination of independence of our non-management directors, the Board of Directors evaluated the independence of Messrs. Heyer and Serruya and Ms. Bronner in connection with past equity transactions with the Company and in the cases of Mr. Heyer and Ms. Bronner it also considered the payment of monitoring fees by the Company to Mistral Capital Management, LLC.

Board Leadership Structure

Our Board leadership structure currently consists of a Chairman, a Chief Executive Officer and a Lead Director. In the current structure, the roles of Chief Executive Officer and Chairman of our Board are combined, and the Lead Director is elected annually by all independent directors. James D. White has served as our Chief Executive Officer since 2008 and as Chairman since the 2010 Annual Meeting of Stockholders. Lesley H. Howe has served as our Lead Director since the 2010 Annual Meeting of Stockholders.

The Board believes that Mr. White is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the CEO brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board, which are essential to effective corporate governance.

Additionally, one of the responsibilities of the Board is to work with management to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of our stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Mr. Howe was appointed in 2010 by the independent members of our Board as our Lead Director. Mr. Howe has been re-appointed Lead Director contingent upon his re-election to the Board at the Annual Meeting. Mr. Howe’s duties as Lead Director include:

•	setting the agenda and serving as chairman for the executive sessions of the independent directors;

•	serving as liaison between the Chairman and the independent directors, including communicating to the Chairman, as appropriate, the results of executive sessions of the independent directors;

•	ensuring that independent directors have adequate opportunities to meet without management present, including authority to call meetings of the independent directors;

•	approving the agenda and information sent in connection with Board meetings and ensuring that the other independent directors also have an opportunity to provide input on the agenda;

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	chairing Board meetings if the Chairman is unable to attend.

Our Board elects our President, Chief Financial Officer, Secretary and all executive officers. All executive officers serve at the discretion of our Board. Each of our officers devotes his full time to our affairs. Our directors devote time to our affairs as is necessary to discharge their duties. In addition, our Board has the authority to retain its own advisers to assist it in the discharge of its duties. There are no family relationships among any of our directors, officers or key employees.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing management of the risks we face. This role is one of informed oversight rather than direct management of risk. Our Board regularly reviews and consults with management on strategic direction, challenges and risks we face. Our Board also reviews and discusses with management quarterly financial results and forecasts. The Audit Committee of our Board oversees management of financial risks, and its charter tasks the committee to provide oversight of and review at least annually our risk management policies. The Compensation and Executive Development Committee of our Board is responsible for overseeing the management of risks relating to and arising from our executive compensation plans and arrangements. These committees provide regular reports to the full Board.

Management is tasked with the direct management and oversight of legal, financial, and commercial compliance matters, which includes identification and mitigation of associated areas of risk. The General Counsel provides regular reports of legal risks to our Board and committees. The Chief Financial Officer and the Controller provide regular reports to the Audit Committee concerning financial, tax and audit related risks. In addition, the Audit Committee receives periodic reports from management on our compliance programs and efforts, investment policy and practices and the results of various internal audit projects. Management and the Compensation and Executive Development Committee’s compensation consultant provide analysis of risks related to our compensation programs and practices to the Compensation and Executive Development Committee.

Certain Relationships and Related Transactions

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that Jamba will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Jamba, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

The Company paid $0.1 million to Mistral Capital Management, LLC for monitoring fees pursuant to the securities purchase agreement for the sale of its Series B-1 Preferred. Mistral Capital Management, LLC serves as an investment manager to certain funds who hold shares of the Company’s Series B-1 Preferred. Two members of the Company’s Board of Directors, Andrew R. Heyer and Beth L. Bronner, hold positions as General Partner and Managing Director, respectively, of Mistral Capital Management, LLC. These fees were in addition to the Board fees otherwise payable to Mr. Heyer and Ms. Bronner which were also paid to Mistral Capital Management, LLC.

In November 2010, the Company entered into a non-binding letter of intent with Yogen Fruz for franchise development rights in Canada. A definitive agreement has not yet been entered into. Our director, Michael Serruya, was a founder and former chief executive officer of Yogen Fruz, and his family members continue to own 100% of the beneficial ownership interests in Yogen Fruz. In addition, the ultimate beneficial owners of CanBa Investments, LLC, a greater than 5% beneficial holder of the Company, are all members of the Serruya family. Mr. Serruya has advised the Board of Directors that he intends to resign as a director of the Company, effective upon the Company’s entering into a master development agreement with Yogen Fruz.

Other than the foregoing, there were no relationships or related party transactions in the fiscal year ended December 28, 2010 requiring disclosure in this Proxy Statement.

Procedures for Approval of Related Person Transactions

Any request for us to enter into a transaction with an executive officer, director or employee, or any of such persons’ immediate family members or affiliates, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will review each such transaction for potential conflicts of interest or improprieties in a manner consistent with our internal Policy Statement on Related Party Transactions.

Executive Sessions

Non-management directors regularly meet in executive session without management present each time our Board of Directors holds its regularly scheduled meetings.

Committees and Meeting Attendance

The Board of Directors has a standing Audit Committee, a Compensation and Executive Development Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board of Directors. Copies of these charters can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. The Board of Directors held 10 meetings during Fiscal 2010. Each of the standing committees of the Board of Directors held the number of meetings indicated in the table below. During Fiscal 2010, each of our directors except for Michael A. Depatie (who was not able to attend one of the two Board meetings held following his appointment due to a conflict) attended at least 75% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors held during the period in which such director served. Directors are expected to make every effort to attend our annual meetings of stockholders; eight of the ten directors then serving attended the Company’s last Annual Meeting of Stockholders held on May 20, 2010.

The following table sets forth the three standing committees of the Board of Directors, the current and former members of each committee during Fiscal 2010 and the number of meetings held by each such committee during Fiscal 2010:

Name of Director	Audit	Compensation and Executive Development	Nominating and Corporate Governance
Richard L. Federico	Member		Chair
Brian Swette		Chair	Member
Lesley H. Howe (1)	Chair	Member
Andrew R. Heyer (2)		Member
Beth Bronner (3)			Member
Michael Serruya (4)	Member
Michael A. Depatie (5)	Member
Steven R. Berrard (6)			Former Member
Thomas C. Byrne (7)	Former Member	Former Member
Ramon Martin-Busutil (8)		Former Member
Number of Meetings:	5	8	4

(1)	Mr. Howe began serving on our Compensation and Executive Development Committee on May 20, 2010.
(2)	Mr. Heyer began serving on our Compensation and Executive Development Committee on May 20, 2010.
(3)	Ms. Bronner began serving on our Nominating and Corporate Governance Committee on May 20, 2010.
(4)	Mr. Serruya began serving on our Audit Committee on May 20, 2010.
(5)	Mr. Depatie began serving on our Audit Committee on November 2, 2010.
(6)	Mr. Berrard served on our Nominating and Corporate Governance Committee until the 2010 Annual Meeting of Stockholders.
(7)	Mr. Byrne served on our Compensation and Executive Development Committee and our Nominating and Corporate Governance Committee until the 2010 Annual Meeting of Stockholders.
(8)	Mr. Martin-Busutil served on our Compensation and Executive Development Committee until the 2010 Annual Meeting of Stockholders.
(9)	Ms. Woods will serve on the Audit Committee if she is elected at the Annual Meeting. After the Annual Meeting, Mr. Serruya and Mr. Federico will step down from the Audit Committee, and Mr. Serruya will commence serving on the Nominating and Corporate Governance Committee.

Audit Committee

The current members of the Audit Committee are Lesley H. Howe (Chair), Richard L. Federico, Michael Serruya and Michael A. Depatie.

Each of the members of the Audit Committee is independent for purposes of the applicable NASDAQ rules and the rules and regulations of the SEC as they apply to Audit Committee members.

With the assistance of the Company’s legal counsel, the Nominating and Corporate Governance Committee reviewed the applicable legal standards and criteria to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by the Board members. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board. The Board made a determination that all current members of the Audit Committee are “audit committee financial experts” based upon the Nominating and Corporate Governance Committee’s report and each Board member’s review of the information made available to the committee.

The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. As more fully defined in the committee’s charter, the functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately preceding Proposal No. 2.

Compensation and Executive Development Committee

The current members of the Compensation and Executive Development Committee are Brian Swette (Chair), Lesley H. Howe and Andrew R. Heyer. Each of the members of the Compensation and Executive Development Committee is independent for purposes of the applicable NASDAQ rules. The Compensation and Executive Development Committee operates under a written charter approved by the Board of Directors, a copy of which can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link.

As more fully described in the committee’s charter, the primary function of the Compensation and Executive Development Committee is to assist the Board of Directors in managing compensation and development for directors and executives. The Compensation and Executive Development Committee’s primary duties and responsibilities are to (i) set compensation philosophy and determine executive compensation; (ii) ensure that all components of executive compensation are consistent with the Company’s compensation philosophy as in effect from time to time; (iii) evaluate and make recommendations to the Board of Directors on an annual basis concerning compensation of the members of the Board of Directors; and (iv) work with management to devise and execute on an executive development plan and succession planning and practices for the Company. The Compensation and Executive Development Committee’s charter does not provide for any delegation of these duties. In addition, the Compensation and Executive Development Committee has the authority under its charter to hire outside consultants and conduct such compensation reviews, investigations and/or surveys as the Compensation and Executive Development Committee may reasonably deem will provide such information as could reasonably and properly be required by the Compensation and Executive Development Committee in the exercise of its duties and responsibilities. In Fiscal 2010, the Company engaged a consultant related to executive compensation matters.

In setting compensation for our members of the Board of Directors, our executive officers provide suggestions on the administration of compensation for our directors to the Compensation and Executive Development Committee. For a description of the role our executive officers play in determining or recommending the amount or form of executive compensation, please see the section below entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Executive Development Committee is or has been an officer or employee of the Company during Fiscal 2010. During Fiscal 2010, no member of the Compensation and Executive Development Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During Fiscal 2010, none of the Company’s executive officers served on the Compensation and Executive Development Committee or Board of Directors of another entity any of whose executive officers served on the Company’s Compensation and Executive Development Committee or Board of Directors.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Richard L. Federico (Chair), Beth Bronner and Brian Swette.

Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the applicable NASDAQ rules. The Nominating and Corporate Governance Committee operates under a written charter approved by the Board of Directors, a copy of which can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. As more fully defined in the committee’s charter, the Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors and management.

Director Nominations

The Board of Directors has adopted a Director Qualifications and Nominations Policy, the purpose of which is to describe the process by which candidates for possible inclusion in the Company’s slate of director nominees are selected. The Director Qualifications and Nominations Policy is administered by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee annually evaluates the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth below in determining whether to recommend these directors for election. The Nominating and Corporate Governance Committee regularly assesses the optimum size of the Board of Directors and its committees and the needs of the Board of Directors for various skills, background and business experience in determining if the Board of Directors requires additional candidates for nomination. While the Nominating and Corporate Governance Committee does not have a formal policy on diversity with regard to consideration of director nominees, the Nominating and Corporate Governance Committee considers diversity in its selection of nominees and seeks to have a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers, among other things, the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of the Company’s Board of Directors and its Committees;

•	the perceived needs of the Board of Directors for particular skills, background and business experience;

•

the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board of Directors;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Corporate Governance Committee believes at any time that it is desirable that the Board of Directors consider additional candidates for nomination, the Nominating and Corporate Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be so evaluated, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, Jamba, Inc., 6475 Christie Avenue, Suite 150, Emeryville, CA 94608, 120 days prior to the anniversary of the date proxy statements were released to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•

a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the criteria stated in its policy and will select the nominees that in the Nominating and Corporate Governance Committee’s judgment best suit the needs of the Board of Directors at that time.

In addition, our Bylaws permit stockholders to nominate directors for consideration at annual meetings, provided the advance notice requirements set forth in our Bylaws have been properly met.

Communications with Directors

Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board of Directors) at the following address and fax number:

Name of the Director(s)

c/o Corporate Secretary

Jamba, Inc.

6475 Christie Avenue, Suite 150

Emeryville, CA 94608

Fax: (510) 653-0643

Communications from our stockholders to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by our independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a Committee, the Chairman of the Board, or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response will be coordinated with our General Counsel.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its employees, including the Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics can be obtained on the Company’s website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. The Company intends to post on its website any amendments to or waivers of the Company’s Code of Business Conduct and Ethics. The information contained on the Company’s website is not part of this document.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that address the composition of the Board of Directors, criteria for membership on the Board of Directors and other Board of Directors governance matters. These guidelines can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. A printed copy of the guidelines may also be obtained by any stockholder upon request in writing to Jamba, Inc., c/o ICR, Inc., 441 Lexington Avenue, 4th Floor, New York, NY, by emailing investors@jambajuice.com , or by telephoning (203) 682-8200.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors is composed of four members and acts under a written charter adopted and approved by the Board of Directors in 2006. The members of the Audit Committee are independent as defined by its charter, the NASDAQ Global Market listing standards and the Securities Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 28, 2010 with management, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with KPMG LLP, the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The independent registered public accounting firm also provided the Audit Committee with the written disclosures required by applicable professional and regulatory standards relating to KPMG’s independence from the Company, including the Public Company Accounting Oversight Board pertaining to the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also reviewed and pre-approved all fees paid to the independent registered public accountants and considered whether KPMG’s provision of non-audit services to the Company was compatible with the independence of the independent registered public accountants. The Audit Committee concluded that the independent registered public accountants are independent from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2010 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Lesley H. Howe, Chairman

Richard L. Federico

Michael Serruya

Michael A. Depatie

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors requests that stockholders ratify the selection of KPMG LLP as its independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending January 3, 2012 (“Fiscal 2011”). KPMG LLP has acted in such capacity since its appointment in fiscal year 2008.

A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. At the Annual Meeting, the stockholders are being asked to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for Fiscal 2011. If the selection of KPMG LLP as auditors for Fiscal 2011 is not approved by stockholders, the adverse vote will be considered by the Audit Committee in its decision to retain KPMG as auditors for 2011. Even if this selection is ratified, the Audit Committee, in its discretion, may direct the engagement of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Fees for Professional Services

The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 28, 2010 (“Fiscal 2010”) and fiscal year ended December 29, 2009 (“Fiscal 2009”) by its independent registered public accounting firm, KPMG LLP and for Fiscal 2009 by its former independent registered public accounting firm, Deloitte & Touche, LLP:

	December 28, 2010 (52 weeks)	December 29, 2009 (52 weeks)
Audit Fees (1)	$746,520	$741,000
Audit-Related Fees (2)	20,900	31,735
Tax Fees (3)	115,644	97,321
All Other Fees	-0-	-0-

Total Fees	$883,064	$870,056

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements. For Fiscal 2010 and Fiscal 2009, professional services provided by KPMG LLP were $746,520 and $721,500 respectively. For Fiscal 2009, professional services provided by Deloitte & Touche LLP were $19,500.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” For Fiscal 2010, Audit-Related Fees of $20,900 were for services performed by KPMG LLP. For Fiscal 2009, Audit-Related Fees include $17,310 for services performed by Deloitte & Touche LLP and $14,425 for services performed by KPMG LLP.
(3)	Tax Fees consist of $115,644 and $97,321 for services performed by KPMG LLP for Fiscal 2010 and Fiscal 2009, respectively.

The Audit Committee has considered whether the provisions of services described in the table above are compatible with maintaining auditor independence. Unless a type of service has received general pre-approval, it will require separate pre-approval by the Audit Committee. The Audit Committee has delegated its pre-approval authority to its Chairman, provided the Chairman reports any pre-approval decisions to the full Audit Committee at its next regularly scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. During Fiscal 2010 and Fiscal 2009, all fees paid to our independent auditors were pre-approved in accordance with this policy without exception.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have authority to vote your shares on a discretionary basis in favor of the proposal.

The Board of Directors recommends a vote “FOR” the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2012.

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

Background

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation commencing with our 2011 Annual Meeting, commonly referred to as a “Say-on-Pay” vote, as well as an advisory vote with respect to whether future Say-on-Pay votes will be held every one, two or three years, which is the subject of Proposal No. 4 in this proxy statement.

The advisory vote on executive compensation is a non-binding vote on the compensation of our “named executive officers,” or “NEOs”, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Please read the Compensation Discussion and Analysis section of this proxy statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2010 compensation of our NEOs.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management. The Dodd-Frank Act requires that we hold the advisory vote on executive compensation at least once every three years.

As described in detail under the heading “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis,” our executive compensation programs are designed to deliver pay for performance, drive strong business results, support teamwork and to attract and retain strong talent. We believe that our executive compensation programs are structured in the best manner possible to support our Company and our business objectives. We believe stockholders should consider the following when voting on this proposal:

•

Base Salaries. In Fiscal 2010, the Company froze salary increases for our NEO’s, other than Ms. Luey. Ms. Luey was awarded an increase based on the increase of her responsibilities and to have her salary more competitive as compared to our peer group.

•

Non-Equity Incentive Compensation. Though the NEO’s achieved substantially all of the Company’s and their respective individual strategic metrics, because the Company’s financial performance did not meet established goals for Fiscal 2010, the Compensation and Executive Development Committee awarded bonuses in the range of 40% to 45% of Fiscal 2010 bonus targets.

•

Equity Incentive Compensation. In Fiscal 2010, the Compensation and Executive Development Committee targeted stock option grants generally using the 50th percentile range as compared to our peer group. These stock options vest over a four-year period, thus aligning them to long-term stock performance.

The vote solicited by this Proposal No. 3 is advisory, and therefore is not binding on the Company, our Board of Directors or our Compensation and Executive Development Committee, nor will its outcome require the Company, our Board of Directors or our Compensation and Executive Development Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company or the Board of Directors.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board of Directors, including our Compensation and Executive Development

Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 3:

“RESOLVED, that the stockholders of Jamba, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2011 Annual Meeting of Stockholders.”

Vote Required and Board of Directors Recommendation

Approval of this resolution requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have no effect on the outcome of this vote.

The Board of Directors unanimously recommends a vote “FOR” approval of the foregoing resolution.

PROPOSAL NO. 4

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF AN ADVISORY VOTE

ON EXECUTIVE COMPENSATION

In connection with Proposal No. 3 above seeking advisory approval of our executive compensation program, the Dodd-Frank Act also requires that we include in this proxy statement a separate advisory (non-binding) stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter. For the reasons described below, our Board of Directors recommends that our stockholders select a frequency of three years, or a triennial vote. We are required to solicit stockholder approval on the frequency of future Say-on-Pay proposals at least once every six years, although we may seek stockholder input more frequently.

Our Board of Directors believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our stockholders. Our Board of Directors believes that, of the three choices, submitting a nonbinding, advisory Say-on-Pay resolution to stockholders every three years is the most appropriate choice. Our compensation program does not change significantly from year to year and is designed to induce performance over a multi-year period. A vote held every three years would be more consistent with, and provide better input on, our long-term compensation, which constitutes a significant portion of the compensation of our named executive officers. Our Board of Directors believes that stockholder feedback every three years will be more useful as it will provide stockholders with a sufficient period of time to evaluate the overall compensation paid to our NEOs, the components of that compensation and the effectiveness of that compensation. The triennial Say-on-Pay vote will also provide stockholders with the benefit of assessing over a period of years whether the components of the compensation paid to our NEOs have achieved positive results for the Company. A three-year vote cycle also gives the Board of Directors and Compensation and Executive Development Committee sufficient time to thoughtfully consider the results of the advisory vote, to engage with stockholders to understand and respond to the vote results and effectively implement any appropriate changes to our executive compensation policies and procedures.

Our stockholders also have the opportunity to provide additional feedback on important matters involving executive compensation even in the years when Say-on-Pay votes do not occur. For example, the rules of the NASDAQ Global Market require that we seek stockholder approval for new employee equity compensation plans and material revisions thereto. Further, as discussed under the “Communications with Directors” section of this proxy statement, we provide stockholders with an opportunity to communicate directly with the Board of Directors, including on issues of executive compensation.

We understand that our stockholders may have different views as to what is the best approach for Jamba, and we look forward to hearing from our stockholders on this Proposal. The Board of Directors will continue to engage with stockholders on executive compensation between stockholder votes.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year, or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years or three years that receives the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at this meeting will be determined to be the preferred frequency of the stockholders with which Jamba, Inc. is to hold a stockholder vote to approve, on an advisory basis, the compensation of its named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules.”

Vote Required and Board of Directors Recommendation

The option of three years, two years or one year that receives affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this resolution will be the frequency for the advisory vote on the compensation of our named executive officers that has been selected by stockholders. However, because this vote is advisory and is not binding on our Board of Directors, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have no effect on the outcome of this vote. This vote may not be construed (1) as overruling a decision by the Company or our Board of Directors or (2) to create or imply any change or addition to the fiduciary duties of the Company or our Board of Directors.

The Board of Directors unanimously recommends a vote “FOR” the option of once every three years as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to Item 402 of Regulation S-K of the SEC Rules.

Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders may choose among the four choices included in the resolution set forth above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) is intended to provide an explanation of our compensation program relating to Fiscal 2010, with particular focus on our Chief Executive Officer (“CEO”) and the other executives named in the “2010 Summary Compensation Table” that follows this discussion (herein referred to as the “Named Executive Officers”).

Executive Summary

We seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our Named Executive Officers’ total compensation is comprised of a mix of base salary, non-equity incentive compensation and equity based compensation.

Overview

The BLEND Plan continues to be the Company’s strategic plan to transform the Jamba brand from a made-to-order smoothie company to a healthy, active lifestyle brand. The key strategic priorities for our BLEND Plan include:

Building a customer first, operationally focused service culture;

•	Building a retail food capability across all four day parts (breakfast, lunch, afternoon, and dinner);

•	Accelerating the development of franchise and non-traditional stores;

•	Building a consumer products growth platform; and

•	Continuing to implement a disciplined expense management plan.

In Fiscal 2010, we implemented annual and long-term incentive compensation programs to reward employees, including our Named Executive Officers, for achievements which support our BLEND Plan and the attainment of business and financial measures that enhance stockholder value.

Compensation and Executive Development Committee

Our Compensation and Executive Development Committee has the responsibility for establishing, implementing and monitoring our compensation philosophy and programs. The committee determines compensation for our executives, including annual base salary compensation, non-equity incentive plan payments, equity awards and all other compensation and compensation procedures applicable to our Named Executive Officers. Our Compensation and Executive Development Committee is composed of members who are not, and never have been, employees of the Company.

Role of Senior Management and Consultant in Compensation Decisions

While the Compensation and Executive Development Committee does not delegate any of its functions to others in setting compensation, several members of senior management participate in the committee’s executive compensation process. For example, the Compensation and Executive Development Committee takes into consideration recommendations of our CEO, based on performance reviews he conducts with each of the executive officers, including the Named Executive Officers. Our CEO does not participate in discussions regarding his own compensation.

Historically, the Compensation and Executive Development Committee has retained compensation consultants to assist it in its review of Named Executive Officer compensation. The Compensation and Executive Development Committee has used the findings and recommendations of compensation consultants to help ensure that management’s compensation recommendations are in line with the Company’s priorities and to properly incentivize actions that improve Company performance and are reasonable when compared to the market for executive talent. In addition, the committee believes that the engagement of an independent consultant from time to time helps enhance the overall independence of the committee’s decision-making. As will be discussed below, in Fiscal 2010, the committee engaged Frederic W. Cook and Company (“Frederic W. Cook”) as a consultant. Frederic W. Cook does not perform any other work on behalf of management or the Company. The Compensation and Executive Development Committee intends to continue retaining the services of third party executive compensation specialists from time to time, as the committee deems necessary or helpful, in connection with the establishment and development of our compensation philosophy and programs.

Objectives and Components of Our Executive Compensation Program

The primary objectives of our executive compensation program are as follows:

•	Deliver pay for performance;

•	Drive strong business results;

•	Support teamwork;

•	Attract and retain strong talent.

We believe that pursuing these objectives will help us attract and retain qualified executives who are results oriented, engaged and passionate about our brand and are able to help us execute our BLEND Plan. The ability to embrace our mission and culture are also important components in driving these objectives.

Our compensation programs provide a mix of fixed compensation and short-term and long-term incentive awards tied to the achievement of specific business objectives and corporate financial goals (both short-term and long-term), as well as the executive’s individual performance. We strive to continue to be competitive in a challenging economic environment, with the ultimate objective of improving stockholder value. In addition, we work to ensure that our compensation program is perceived as fundamentally fair to all stockholders.

Elements of Our Compensation Programs, Why We Chose Each Element and How We Chose the Amount for Each Element

The compensation program for our executive officers consists of the following elements:

•	Base Salary;

•	Non-Equity Incentive Compensation;

•	Equity Based Compensation; and

•	General Team Member Benefits.

The exact base pay, cash incentive bonus targets and equity grant amounts are chosen in an attempt to attract and retain the best people available that possess the skills necessary to help us achieve the objectives set forth under our BLEND Plan.

Base Salary

Base salary is the fixed portion of executive pay and is set to reward an individual’s current contributions to the Company and to compensate them for their expected day-to-day performance. The committee determines base salary levels for executives on an annual basis. Increases in salaries are generally based on both individual performance and our merit increase budget for the year. Other factors that may influence setting of or changes in, base salary levels include total company performance, the executive’s experience, responsibilities, management abilities and job performance, current market conditions and analysis of competitive salaries payable for similar positions at other comparable companies. Salary increases may also be awarded in connection with an individual’s promotion to a new role.

Based on the current economic environment and our fiscal goals for 2010, Ms. Luey was the only Named Executive Officer to receive a salary increase for Fiscal 2010. Ms. Luey was awarded an increase in base salary based on the committee’s determination that her responsibilities had increased considerably and to have her base salary more competitive as compared to our peer group.

Non-Equity Incentive Compensation

We believe that non-equity incentive compensation in the form of a cash incentive bonus (or stock award equivalent) is an important factor in motivating our management team as a whole, and individual executives, in particular, to perform at their highest level toward achievement of the objectives set forth in our BLEND Plan.

Fiscal Year 2010

On March 3, 2010, the Compensation and Executive Development Committee approved a 2010 fiscal year Performance Bonus Program for employees at the manager level and above, including all of our Named Executive Officers (the “2010 Management Bonus Program”). We feel the 2010 Management Bonus Program was consistent with our compensation philosophy and objectives, and we believe it was otherwise in the best interests of the Company’s stockholders in light of our pursuit of the key strategic priorities of our BLEND Plan.

Under the 2010 Management Bonus Program, the compensation committee established guidelines for an annual bonus pool to be paid for Fiscal 2010. The 2010 Management Bonus Program provided that a cash/stock award bonus would be earned by our executive officers upon achieving specific financial metrics and strategic and personal metrics. The 2010 Management Bonus Program established, among other things, that the full bonus amounts would be paid only if the specific EBITDA target metric set forth below was achieved, however, it otherwise allowed the committee to make awards to executive officers at its discretion based solely on the achievement of the other defined financial, strategic and personal metrics. If each of the financial, strategic and personal target metrics was achieved, the bonus pool to be allocated among all the program participants was to be approximately $2.8 million. Each individual participant’s target bonus amount was set as a percentage of their individual base salary as follows:

Title	Target Award as a % of Base Salary During Performance Period
President and Chief Executive Officer	100%
President, Store Operations	50%
Senior Vice President and Chief Financial Officer	50%
Senior Vice President	40%

The financial metrics accounted for 60% of the 2010 Management Bonus Program metrics and consisted of the following:

•	40% for achievement of an adjusted consolidated EBITDA target of $15.0 million for fiscal year 2010;

•	10% for achievement of a positive Company Store comparable store sales target for fiscal year 2010 of 1.7%; and

•	10% for achievement of a reduced general and administrative expense target of 12% before equity based compensation.

The strategic (30%) and personal (10%) metrics accounted for 40% in aggregate of the of the 2010 Management Bonus Program metrics and were dependent upon and varied based on an employee’s job title, department and individual duties.

Two additional bonus pools would be available to be allocated among all the program participants in the event each of the target metrics was met and the adjusted consolidated EBITDA target was exceeded by pre-determined levels. Bonus amounts were targeted to be payable 50% in cash and 50% through a grant of fully vested stock, subject to the discretion of the Compensation and Executive Development Committee to adjust the allocation.

The 2010 strategic metrics, which were Mr. White’s strategic metrics, were the following:

•	Complete the refranchising of up to 150 Jamba Juice Company-owned stores.

•	Expand into one additional major international market.

•	Sign 3-5 additional consumer products license agreements.

•	Launch a new product food or beverage platform.

•	Open 30-40 new Jamba Juice franchise store locations.

The other Named Executive Officers’ personal strategic objectives were subsets of the foregoing based on their individual areas of responsibility.

The financial metrics set forth above were based on reasonably anticipated assumptions at the time. While Company Store comparable sales improved, they did not reach the Company Store comparable store sales target for fiscal 2010, which resulted in the Company not achieving the adjusted consolidated EBITDA metric.

Based upon the achievement of substantially all of the strategic and individual metrics described above, the Compensation and Executive Development Committee determined to exercise its discretionary authority under the 2010 Management Bonus Program to award bonuses to the program participants. Awards for our Named Executive Officers ranged from 40% to 45% of 2010 performance bonus targets, which were paid in the form of 60% stock and 40% cash in March 2011—see “Executive Compensation—2010 Summary Compensation Table.”

Fiscal Year 2011

On December 16, 2010 the Compensation and Executive Development Committee approved a new Management Incentive Plan (the “Management Incentive Plan”) to determine the amounts of cash bonus awards for fiscal year 2011 that may be paid to the principal executive officer, principal financial officer, other Named Executive Officers and other program participants . Under the Management Incentive Plan, the Compensation and Executive Development Committee has the authority to establish performance periods, to set performance goals and to determine the relative weight to be given to each performance goal. The criteria for the first performance period of Fiscal 2011 have been determined and consist of financial metrics, including the achievement of an operating profit target, positive comparable store sales and the achievement of a general and administrative expense target and strategic metrics that are in alignment with our BLEND Plan.

If each of the target metrics is achieved in a particular performance period for fiscal year 2011, participants will be eligible for a target award, based on the participant’s position, as follows:

Title	Target Award as a % of Base Salary During Performance Period
President and Chief Executive Officer	100%
President, Store Operations	50%
Senior Vice President and Chief Financial Officer	50%
Senior Vice President	40%

Under the Management Incentive Plan, a program participant is also eligible for an additional 25% of a participant’s target award amount as a maximum award if the general and administrative expense target is achieved and the Company’s operating profit for the performance period exceeds the target award level by a pre-determined amount.

Equity Incentive Compensation

Our 2006 Employee, Director and Consultant Stock Plan

Equity incentives are awarded upon hire and as determined by the Compensation and Executive Development Committee. Awards vest over multiple years of employment, providing both short- and long-term retention incentives, while also aligning employee interests with stockholder interests by providing an opportunity for increased rewards as stockholder return increases.

Each of our Named Executive Officers is eligible to receive stock option grants, stock awards and restricted stock units under our 2006 Employee, Director, and Consultant Stock Plan (the “2006 Stock Plan”) based on his or her individual performance and contributions to our success.

Pursuant to the terms of our 2006 Stock Plan, all grants of stock options, stock awards and restricted stock units under the plan are generally made effective three trading days after each of our quarterly public earnings releases. This applies to all of our employees, including our executive officers. The exercise price of stock options is the closing or last quoted price on the date of actual stock option grant, which we believe reflects fair market value after all public disclosures. If the Board of Directors or the Compensation and Executive Development Committee determine that special circumstances exist, including the existence of material information not yet publicly-disclosed, a different grant date for a particular stock option grant, stock award or restricted stock unit grant may be selected.

The Compensation and Executive Development Committee individually approves all stock option grants, stock awards and restricted stock unit awards to all of our officers at or above the vice president level. The Equity Award Committee, comprised of members of our management team, has been delegated the authority by the Board of Directors to approve options and restricted stock unit grants below the vice president level. The Board of Directors or the Compensation and Executive Development Committee has the right to suspend the ability of the Equity Award Committee to award stock option and restricted stock unit grants for any reason at any time. Executive officers are not treated differently from other team members receiving stock option or restricted stock unit grants.

The Compensation and Executive Development Committee generally seeks to determine annual equity grants for executives in the fourth quarter of each fiscal year. Interim or “off cycle” equity awards are made to newly hired team members as “initial grants” or other team members when circumstances warrant it and are made effective on a fixed quarterly schedule as described above. Ms. Luey was granted an additional equity award in May 2010 based on the committee’s determination that her responsibilities had increased considerably and to have her base salary more competitive as compared to our peer group.

The Compensation and Executive Development Committee generally considers a range of factors in setting the number of shares covered by stock option, stock award or restricted stock unit awards to be awarded to Named Executive Officers, including assessments of individual performance, the Compensation and Executive Development Committee’s determination that restricted stock unit awards, stock awards and stock options are effective means of retaining valuable executives, the fair market value of the Company’s common stock at the times awards are made, the potential contribution that each Named Executive Officer could be expected to make in the future, the Named Executive Officer’s targeted total direct compensation, grants of restricted stock units and stock options and other equity based awards previously granted to such Named Executive Officer and the size of awards and total compensation provided to others holding similar positions at companies included in our executive compensation peer group (as set forth in more detail below).

To assist with the determination of the size of the grants made to our executive officers for Fiscal 2010, the Compensation and Executive Development Committee retained the services of Frederic W. Cook to benchmark executive compensation and to provide a comparison of total and individual elements of executive compensation provided to our executive team, relative to compensation paid to persons holding similar positions at companies in our executive compensation peer group (as set forth in more detail below). Frederic W. Cook worked closely with our human resources department and management to access our data and review our compensation practices and philosophy. Frederic W. Cook provided the Company with benchmarking information and executive compensation data and pay practices with specific focus on practices involving equity grants. During Fiscal 2010, we paid Frederic W. Cook approximately $47,000 for its services. The Compensation and Executive Development Committee reviewed Frederic W. Cook’s consulting services with management and determined that these services did not constitute a conflict of interest or prevent Frederic W. Cook from being objective in its work for the Compensation and Executive Development Committee.

To support our objective of ensuring we are developing an executive compensation program that is sufficiently competitive to attract and retain key executives who can support and execute our BLEND Plan, the Compensation and Executive Development Committee evaluated executive compensation information from a specific group of comparable companies. This process allowed the Compensation and Executive Development Committee to set total compensation at levels for Fiscal 2010 that it believes are appropriate to retain and motivate our Named Executive Officers, and to develop a compensation program for Fiscal 2011 and beyond focused on completion of our financial and strategic revitalization with the purpose of positioning us to enter a phase of growth.

The Compensation and Executive Development Committee, with the assistance of Frederic W. Cook, identified our executive compensation peer group, selecting companies that are similar to us in industry, revenue, net income, number of employees and market capitalization. In determining our Fiscal 2010 peer group, the Compensation and Executive Development Committee selected companies in the quick service restaurant and fast casual dining spaces with revenue ranging from $115 million to $861 million, net income ranging from ($27) million to $71 million, employee counts ranging from approximately 1,200 to 24,038, and market capitalization ranging from $29 million to $638 million. The companies that comprised our Fiscal 2010 executive compensation peer group were:

O’Charley’s	Red Robin	Carrol’s Restaurant

California Pizza Kitchen	Steak N Shake	Einstein Noah

BJ’s Restaurants	Krispy Kreme	Cosi

Luby’s	Frisch’s Restaurants	Peet’s Coffee & Tea

Caribou Coffee	Rubio’s Restaurants	AFC Enterprises

J. Alexander’s	Sonic	Famous Dave’s

During its evaluation, the Compensation and Executive Development Committee considered the information provided by Frederic W. Cook. It also considered more specifically the recommendation of Frederic W. Cook with respect to equity grants made to our Named Executive Officers using the 50th percentile for executive officers at the peer group companies as a guide, also taking into account and adjusting for the fact that we are located in the San Francisco bay area which has a higher than national average cost of living. The annual grants of stock options and restricted stock unit awards made to our Named Executive Officers were ultimately based in part on a variety of factors, including data provided by Frederic W. Cook, the Company’s financial performance to date, individual performance of the Named Executive Officers, and some discretion exercised by our CEO in making his recommendations to the Compensation and Executive Development Committee. The “Grants of Plan Based Awards in Fiscal 2010” table below shows details of these stock option grants. All stock options granted to the Named Executive Officers in 2010 vest over a four-year period.

2011 Compensation Strategy

In Fiscal 2011 we aim to build a compensation strategy and program that will align with our financial and strategic objectives and will pay for performance. We plan to use a combination of both short-term and long-term incentives to motivate our management team to drive success in Fiscal 2011. The components will include competitive base salaries, cash incentive bonuses, and equity incentive compensation that may include options, stock awards and restricted stock units. Our management team is focused on achieving success and improving stockholder equity in a continued challenging economic environment.

Other General Team Member Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our medical, dental, vision, group life, disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same terms as other employees, except that the executive officers did not participate in the employer match under our 401(k) plan in 2010. Except in limited circumstances, it is our practice not to provide any special perquisites or benefits to executive officers unless it is necessary to retain their employment. We do not provide tax gross-ups of any perquisites.

Tax Considerations

Our Compensation and Executive Development Committee considers the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in determining the mix of elements of executive compensation. This section limits the deductibility of non-performance based compensation paid to each of our executive officers to $1 million annually. The stock options granted to our executive officers under our 2006 Stock Plan are intended to be treated under current federal tax law as performance-based compensation exempt from the limitation on deductibility. Salaries and bonuses payable under our non-equity incentive plan do not qualify as performance-based compensation for purposes of Section 162(m). The Compensation and Executive Development Committee intends to consider the impact of Section 162(m) on the deductibility of future executive compensation, but reserves the right to provide for compensation to executive officers that may not be fully deductible.

Philosophy on Severance and Change in Control Arrangements

As more fully described below in the section entitled “Potential Payments upon Termination or Change in Control,” we entered into employment agreements with certain of our Named Executive Officers providing for severance payments upon their termination of employment without “cause” or upon a “constructive termination.” The decision to grant these benefits was based on offering what we believed was needed to attract, retain and motivate Mr. White and the other Named Executive Officers, given the challenging circumstances and uncertain times we were facing. The Compensation and Executive Development Committee believes these employment agreements and the severance payments upon their termination of employment without “cause” or upon a

“constructive termination” will protect employee and stockholder value by promoting stability and continuity of our executive team, which is desirous given our the need for the Company to revitalize itself for future growth and long-term stockholder value.

Analysis of Risk Relating to Our Compensation Programs

At the direction of our Compensation and Executive Development Committee, our benefits committee, comprised of management of the Company, reviewed the Company’s compensation plans and policies, and considered any potential material risks they may create in discussions guided by Frederic W. Cook, our compensation consultant. The benefits committee reported to the Compensation and Executive Development Committee that it has determined that the Company’s executive compensation program does not encourage excessive risk or unnecessary risk taking, as our programs have been balanced to focus our executives on the short- and long-term financial and operational performance of the Company.

Compensation and Executive Development Committee Report

We, the Compensation and Executive Development Committee of the Board of Directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2010.

Submitted by the Company’s Compensation and Executive Development Committee of the Board of Directors:

Brian Swette, Chairman

Andrew R. Heyer

Lesley H. Howe

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly-compensated persons serving as executive officers at December 28, 2010 (our “Named Executive Officers”):

2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1) ($)	Bonus Paid in Fiscal Year ($)	Bonus Paid for Fiscal Year ($)	Bonus Paid in Stock for Fiscal Year ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
James D. White	2010	550,000	137,500	88,000	132,000	—	101,355	—	293	1,009,148
President and Chief Executive Officer (5)	2009	550,000	—	—	—	—	—	137,500	8,175	695,675
	2008	25,385	566,926	—	—	—	414,450	—	—	1,006,761

Karen L. Luey	2010	296,538	—	27,900	41,850	—	109,764	—	266	476,318
Sr. Vice President, Chief Financial Officer (6)	2009	275,000	18,000	—	—	26,850	37,232	—	8,831	365,913
	2008	235,115	9,256	30,000	—	—	93,783	—	8,908	377,062

Thibault de Chatellus	2010	294,200	—	21,182	31,773	—	40,542	—	266	387,963
Sr. Vice President, Global Franchise & Development (7)	2009	294,200	14,000	—	—	26,850	27,924	—	27,047	390,021
	2008	273,773	—	84,000	—	—	105,370	—	48,856	511,999

Gregory A. Schwartz	2010	275,000	—	17,600	26,400	—	27,028	—	248	346,267
Sr. Vice President, Supply Chain (8)	2009	275,000	14,000	—	—	26,850	34,976	—	4,599	355,425
	2008	234,135	67,500	106,500	—	—	42,762	—	7,187	458,084

Susan Shields	2010	275,000	—	17,600	26,400	—	40,542	—	248	359,790
Sr. Vice President, Chief Marketing Officer (9)

(1)	Unless otherwise noted, Fiscal 2010 salaries reflect amounts paid between December 30, 2009 and December 28, 2010, Fiscal 2009 salaries reflect amounts paid between December 31, 2008 and December 29, 2009 and Fiscal 2008 salaries reflect amounts paid between January 2, 2008 and December 30, 2008.
(2)	Represents the aggregate grant date fair market value of stock options and restricted stock units calculated in accordance with the fair value method. The grant date fair value of options and restricted stock units granted was estimated at the date of grant using a Black-Scholes option-pricing model. Option valuation models, including Black-Scholes, require the input of highly subjective assumptions, and changes in the assumptions used can materially affect the grant date fair value of an award. These assumptions include the risk-free rate of interest, expected dividend yield, expected volatility, and the expected life of the award. The risk-free rate of interest is based on the zero coupon U.S. Treasury rates appropriate for the expected term of the award. For expected life we apply the guidance provided by the SEC Staff Accounting Bulletin No. 110. Expected dividends are zero based on our history of not paying cash dividends on the Company’s common stock. Expected volatility is based on a 75/25 blend for Fiscal Year 2010 and a 50/50 blend for Fiscal Years 2009 and 2008, respectively, of historic daily stock price observations of the Company’s common stock since its inception and historic daily stock price observations of the Company’s peers during the period immediately preceding the share-based award grant that is equal in length to the award’s expected term. There is currently no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models or assumptions. The following table includes the assumptions used to calculate the grant date fair value reported for fiscal years 2010, 2009 and 2008 on a grant by grant basis:

Name	Grant date	Options granted	RSUs granted	Exercise Price ($)	Closing price on grant date ($)	Volatility (%)	Expected Life (Years)	Risk Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value per Share ($)
James D. White	11/12/2010	75,000	—	$2.22	$2.22	0.6616	6.25	1.35	—	$1.35
	12/1/2008	1,500,000	—	$0.60	$0.60	0.5169	5	1.71	—	$0.28

Karen L. Luey	11/12/2010	40,000	—	$2.22	$2.22	0.6616	6.25	1.35	—	$1.35
	6/1/2010	40,000	—	$2.27	$2.27	0.6551	6.25	2.09	—	$1.39
	11/16/2009	40,000	—	$1.79	$1.79	0.5929	5	2.19	—	$0.93
	11/16/2009	—	15,000	—	$1.79	—	—	—	—	$1.79
	9/3/2008	137,440	—	$1.31	$1.31	0.4763	5	2.95	—	$0.59
	9/3/2008	22,000	—	$1.31	$1.31	0.4763	5	2.95	—	$0.59

Thibault de Chatellus	11/12/2010	30,000	—	$2.22	$2.22	0.6616	6.25	1.35	—	$1.35
	11/16/2009	30,000	—	$1.79	$1.79	0.5929	5	2.19	—	$0.93
	11/16/2009	—	15,000	—	$1.79	—	—	—	—	$1.79
	9/3/2008	137,440	—	$1.31	$1.31	0.4763	5	2.95	—	$0.59
	9/3/2008	41,700	—	$1.31	$1.31	0.4763	5	2.95	—	$0.59
	6/14/2007	42,060	—	$9.51	$9.51	0.3665	5	5.16	—	$3.86
	6/14/2007	67,940	—	$9.51	$9.51	0.3665	5	5.16	—	$3.86
	12/7/2007	10,000	—	$4.48	$4.48	0.4113	5	3.51	—	$1.84

Gregory A. Schwartz	11/12/2010	20,000	—	$2.22	$2.22	0.6616	6.25	1.35	—	$1.35
	3/19/2009	40,000	—	$0.36	$0.36	0.5592	5	1.64	—	$0.18
	11/16/2009	30,000	—	$1.79	$1.79	0.5929	5	2.19	—	$0.93
	11/16/2009	—	15,000	—	$1.79	—	—	—	—	$1.79
	9/3/2008	48,800	—	$1.31	$1.31	0.4763	5	2.95	—	$0.59
	9/3/2008	23,900	—	$1.31	$1.31	0.4763	5	2.95	—	$0.59

Susan Shields	11/12/2010	30,000	—	$2.22	$2.22	0.6616	6.25	1.35	—	$1.35
	11/16/2009	40,000	—	$1.79	$1.79	0.5929	5	2.19	—	$0.93
	11/16/2009	30,000	—	$1.79	$1.79	0.5929	5	2.19	—	$0.93
	11/16/2009	0	15,000	—	$1.79		5		—	$0.93
	3/19/2009	25,000	—	$0.36	$0.36	0.5592	5	1.64	—	$2.65

(3)	In 2009, Mr. White earned compensation under a non-equity incentive compensation plan established pursuant to the terms of his employment agreement. No other awards under the Company’s non-equity incentive compensation plans were awarded to the Named Executive Officers for Fiscal 2008, 2009 or 2010 (please see the section entitled “Compensation Discussion and Analysis— Elements of Our Compensation Plans, Non-Equity and Equity Incentive Compensation “).
(4)	See the “All Other Compensation” table below for additional information.
(5)	Mr. White joined the Company in December 2008 and received a prorated salary based on an annual salary of $550,000 equal to $25,385 for services provided between December 1, 2008 and December 30, 2008, a signing bonus of $100,000 and a retention bonus of $466,926. Mr. White does not receive any compensation for his services as a member of our Board of Directors.
(6)	Ms. Luey was promoted to Senior Vice President and Chief Financial Officer in August, 2008 and was not a Named Executive Officer in previous years.
(7)	Mr. de Chatellus joined the Company in May, 2007.
(8)	Mr. Schwartz became a Named Executive Officer in 2008, but was not a Named Executive Officer in previous years. Bonuses earned in or paid to Mr. Schwartz for 2008 performance were comprised of the following: (a) $67,500 paid during 2008; and (b) $106,500 paid in 2009 for achievements in Fiscal 2008.
(9)	Ms. Shields became a Named Executive Officer in 2010, but was not a Named Executive Officer in previous years.

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table.

Name	Life Insurance Premiums (1) ($)	Relocation Expenses ($)	Tax Payments ($)	Company Contribution to 401(k) Plan ($) (2)	Total ($)
James D. White	$293	—	—	—	$293
Karen L. Luey	$266	—	—	—	$266
Thibault de Chatellus	$266	—	—	—	$266
Gregory A. Schwartz	$248	—	—	—	$248
Susan Shields	$248	—	—	—	$248

(1)	Reflects premiums paid on group term life insurance benefits and long term disability benefits.
(2)	No Company Contributions to 401(k) Plan were made to the Named Executive Officers in 2010.

Grants of Plan-Based Awards at 2010 Fiscal Year End

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted during the fiscal year ended December 28, 2010 to our Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

	Grant date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All other stock awards: # of shares of stock or units (#)	All other option awards: # of securities underlying options (3) (#)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards (4)($)
Name			Threshold (#)	Target (#)	Maximum (#)
James D. White	11/12/2010	(1)	—	—	—	—	75,000	$2.22	$101,355
	3/3/2010	(2)		100%			—	—	—
Karen L. Luey	11/12/2010	(1)	—	—	—	—	40,000	$2.22	$54,056
	6/1/2010	(1)	—	—	—	—	40,000	$2.27	$55,708
	3/3/2010	(2)		50%			—	—	—
Thibault de Chatellus	11/12/2010	(1)	—	—	—	—	30,000	$2.22	$40,542
	3/3/2010	(2)		40%			—	—	—
Gregory A. Schwartz	11/12/2010	(1)	—	—	—	—	20,000	$2.22	$27,028
	3/3/2010	(2)		40%			—	—	—
Susan Shields	11/12/2010	(1)	—	—	—	—	30,000	$2.22	$40,542
	3/3/2010	(2)		40%			—	—	—

(1)	The Compensation and Executive Development Committee approved equity awards that include the Named Executive Officers on November 2, 2010 and in the case of the June 1, 2010 grant to Ms. Luey on May 20, 2010. All grants are subject to a four-year vesting schedule. Pursuant to the 2006 Stock Plan, grants are generally made effective three trading days after each of our quarterly public earnings releases. The exercise price is the closing or last price on the date of actual stock option grant, which we believe reflects fair market value after all public disclosures. If the Board of Directors or the committee determines that special circumstances exist, including the existence of material information not yet publicly-disclosed, a different grant date for a particular stock option grant may be selected.
(2)	The Compensation and Executive Development Committee approved a Performance Bonus Program that included the Named Executive Officers on March 3, 2010, as described above under the section entitled “Compensation Discussion and Analysis.” The amounts listed represent the target amounts as a percent of base salary for the performance period. Mr. White’s target is determined in accordance with his employment agreement, while the targets for the other Named Executive Officers is determined by the Compensation and Executive Development Committee. The actual amount earned by each named executive officer is set forth above in the Summary Compensation Table.
(3)	These options represent the grant of annual awards typically granted under our 2006 Stock Plan. Annual grants are typically made in the fourth fiscal quarter of each year. The grant of the options to Ms. Luey on June 1, 2010 was made based on the Compensation and Executive Development Committee’s determination that her responsibilities had increased considerably. The vesting of stock option grants is described in the section entitled “Compensation Discussion and Analysis—Equity Incentive Compensation—Our 2006 Employee, Director and Consultant Stock Plan .”
(4)	This amount reflects the grant date fair value of the awards granted in 2010. The calculation of grant date fair value is explained in Footnote 2 to the 2010 Summary Compensation Table, above.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth certain information with respect to the number and value of all unexercised options or unvested portions of restricted stock units previously awarded to our Named Executive Officers as of December 28, 2010:

OUTSTANDING EQUITY AWARDS AT DECEMBER 28, 2010

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(10)
James D. White	750,000	750,000	(5)	$0.60	12/2/2018	—		—
	0	75,000	(13)	$2.22	11/12/2020	—		—

Karen Luey	22,500	7,500	(11)	$9.51	6/14/2017	—		—
	9,000	3,000	(2)	$4.48	12/7/2017	—		—
	68,720	68,720	(6)	$1.31	9/3/2018	—		—
	22,000	0	(7)	$1.31	9/3/2018	—		—
	13,334	26,666	(8)	$1.79	11/16/2019	—		—
	0	40,000	(14)	$2.27	6/1/2020	—		—
	0	40,000	(13)	$2.22	11/12/2020	—		—
						10,000	(10)	$23,500

Thibault de Chatellus	31,545	10,515	(4)	$9.51	6/14/2017	—		—
	50,955	16,985	(4)	$9.51	6/14/2017	—		—
	7,500	2,500	(2)	$4.48	12/7/2017	—		—
	68,720	68,720	(6)	$1.31	9/3/2018	—		—
	41,700	0	(7)	$1.31	9/3/2018	—		—
	10,000	20,000	(8)	$1.79	11/16/2019	—		—
	0	30,000	(13)	$2.22	11/12/2020	—		—
						10,000	(10)	$23,500

Gregory A. Schwartz	22,500	7,500	(3)	$6.79	9/5/2017	—		—
	24,400	24,400	(6)	$1.31	9/3/2018	—		—
	23,900	0	(6)	$1.31	9/3/2018	—		—
	20,000	20,000	(7)	$0.36	3/19/2019	—		—
	10,000	20,000	(8)	$1.79	11/16/2019	—		—
	0	20,000	(13)	$2.22	11/12/2020	—		—
						10,000	(10)	$23,500

Susan Shields	6,250	18,750	(12)	$0.36	3/19/2019	—		—
	10,000	20,000	(8)	$1.79	11/16/2019	—		—
	10,000	30,000	(8)	$1.79	11/16/2019	—		—
	0	30,000	(13)	$2.22	11/12/2020	—		—
						10,000	(10)	$23,500

(1)	Reflects options and restricted stock units granted under our 2006 Stock Plan, options or stock awards assumed by the Company pursuant to and in accordance with our merger with Jamba Juice Company, under the Jamba Juice Company 1994 Stock Incentive Plan (the “1994 Plan”) and the 2001 Equity Incentive Plan (the “2001 Plan”).
(2)	Reflects options granted under our 2006 Stock Plan on December 7, 2007. Vesting on all options to purchase common stock commenced on December 7, 2007 and, assuming the executive continues providing services to the Company, vests in four equal installments on each of December 7, 2008, December 7, 2009, December 7, 2010 and December 7, 2011.

(3)	Vesting on Mr. Schwartz’ option to purchase common stock commenced on July 9, 2007 and, assuming Mr. Schwartz continues providing services to the Company, will vest and become exercisable in equal installments on July 9, 2008, July 9, 2009 and July 9, 2010 and July 9, 2011.
(4)	Vesting on Mr. de Chatellus’ options to purchase common stock commenced on May 14, 2007 and, assuming Mr. de Chatellus continues providing services to the Company, vest and become exercisable in equal installments on May 14, 2008, May 14, 2009, May 14, 2010 and May 14, 2011.
(5)	Vesting on Mr. White’s option to purchase common stock commenced on December 1, 2008 and, assuming Mr. White continues providing services to the Company, will vest and become exercisable in equal installments on December 1, 2009, December 1, 2010, December 1, 2011 and December 1, 2012.
(6)	Vesting on these options to purchase Common Stock commenced on September 3, 2008 and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments on September 3, 2009, September 3, 2010, September 3, 2011 and September 3, 2012.
(7)	Vesting on these options to purchase Common Stock commenced on September 3, 2008 and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments on September 3, 2009, and September 3, 2010.
(8)	Vesting on these options to purchase Common Stock commenced on November 16, 2009 and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments November 16, 2010, November 16, 2011, and November 16, 2012.
(9)	Vesting on restricted stock unit awards commenced on November 16, 2009 and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments November 16, 2010, November 16, 2011, and November 16, 2012.
(10)	Market values have been estimated using a price per share of $2.35, which was the closing price of our common stock on December 28, 2010.
(11)	Vesting on Ms. Luey’s option to purchase common stock commenced on April 23, 2007 and, assuming Ms. Luey continues providing services to the Company, will vest and become exercisable in equal installments on April 23, 2008, April 23, 2009, April 23, 2010 and April 23, 2011.
(12)	Vesting on Ms. Shields’ option to purchase common stock commenced on March 19, 2009 and, assuming Ms. Shields continues providing services to the Company, will vest and become exercisable in equal installments on March 19, 2010, March 19, 2011, March 19, 2012 and March 19, 2013.
(13)	Vesting on these options to purchase Common Stock commenced on November 12, 2010 and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments November 12, 2011, November 12, 2012, November 12, 2013 and November 12, 2014.
(14)	Vesting on Ms. Luey’s option to purchase common stock commenced on June 1, 2010 and, assuming Ms. Luey continues providing services to the Company, will vest and become exercisable in equal installments on June 1, 2011, June 1, 2012, June 1, 2013 and June 1, 2014.

Option Exercises and Stock Vested During Last Fiscal Year

OPTION EXERCISES AND STOCK VESTED AT DECEMBER 28, 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James D. White	—	—	0	0
Karen L. Luey	—	—	5,000	$10,850
Thibault de Chatellus	—	—	5,000	$10,850
Gregory A. Schwartz	—	—	5,000	$10,850
Susan Shields	—	—	5,000	$10,850

(1)	Based on the difference between the market price of our common stock on the date of exercise and the exercise price of the relevant option multiplied by the number of shares for which the option was exercised. No options to purchase our Common Stock were exercised by our Named Executive Officers in Fiscal 2010.
(2)	Based on the market value of the underlying shares on vesting date multiplied by the number of shares vested.

The Company does not provide any deferred compensation arrangements or pension plans. As such, the Pension Benefits Table and Nonqualified Deferred Compensation Table have been eliminated from this proxy statement.

Potential Payments upon Termination or Change in Control

Jamba, through its wholly owned subsidiary, Jamba Juice Company, enters into substantially identical employment agreements with each of its executive officers. Pursuant to the terms of the respective agreements, if one of our executives is terminated without cause or resigns for good reason, such executive will be entitled to (i) that executive’s base salary then in effect, prorated to the date of termination, and any accrued benefits through the date of termination; (ii) a severance payment in an amount equal to twelve (12) months of the executive’s then-current base salary, less applicable withholding, payable on our ordinary payroll schedule and subject to compliance with Section 409A; and (iii) payment of premiums for COBRA coverage for the applicable severance period. In the event that such executive is terminated without cause or resigns for good reason within twelve (12) months following the effective date of a change of control of the Company, in addition to all the severance payments and benefits described above, each such executive would be entitled to receive accelerated vesting in any previously granted restricted stock or stock options which were unvested at the time of termination, subject to the following schedule: (a) previously granted restricted stock or stock options that are up to one year vested: 50% of unvested shares subject to the grant shall vest; (b) previously granted restricted stock or stock options that are between one to two years vested: 75% of unvested shares subject to the grant shall vest; and (c ) previously granted restricted stock or stock options that are two or more years vested: 100% of unvested shares subject to the grant shall vest.

Except in the case of a Letter Agreement dated January 2, 2008 regarding a one-time performance bonus which was earned by Mr. Gregory A. Schwartz, Senior Vice President, Supply Chain, and in the case of a Letter Agreement dated April 17, 2007 solely with respect to relocation benefits paid to Mr. Thibault de Chatellus, Senior Vice President, Global Franchise and Development, each executive’s respective employment agreement supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral between such executives and the Company or any of its subsidiaries. These agreements also provide that each executive would receive an initial base annual salary set forth in their respective agreement, subject to adjustment for merit increases or promotions and each executive would be entitled to receive stock options and bonus payments, each as approved by the Compensation Committee.

In connection with Mr. White’s appointment as President and Chief Executive Officer, the Company, through its wholly-owned subsidiary, Jamba Juice Company, entered into a three year employment agreement with Mr. White dated November 17, 2008. In the event Mr. White is terminated without cause or resigns for good reason independent of a change of control (as such term is defined in Mr. White’s employment agreement), he will be entitled to a severance payment equal to: (A) one year of his base salary then in effect on the date of termination; (B) the average annual cash bonus paid to him for the most recent three years of employment and (C) payment of premiums for COBRA coverage for a twelve-month period. In the event Mr. White is terminated without cause or resigns for good reason within 12 months of a change in control, he will be entitled to a severance payment equal to: (A) eighteen months of his base salary then in effect on the date of termination; (B) a payment equal to one and one-half times the annual target bonus based on the most recent target bonus paid to him; and (C) payment of premiums for COBRA coverage for the eighteen-month period. In addition, Mr. White will be entitled to one year of accelerated vesting in any unvested stock options in the event of a termination without cause or resignation for good reason. In addition, Mr. White’s agreement provides that he is entitled to an annual base salary of $550,000, a one-time signing bonus of $100,000, less applicable withholding, which was paid in a lump sum payment in fiscal 2008, an annual performance bonus of up to 100% of his base salary then in effect based on targets established by the Board or an appropriate committee thereof and a retention bonus equal to the lesser of $500,000, less applicable withholdings, or such amount as would result in a net of tax amount equal to $300,000 to be paid in a lump sum payment as of the Company’s first regular payroll date following commencement of Mr. White’s employment. One third of the retention bonus vests ratably on each anniversary of the effective date of Mr. White’s employment agreement. Pursuant to the terms of the agreement Mr. White also received a grant of an option to purchase 1,500,000 shares of Common Stock outside of our 2006 Employee, Director and Consultant Stock Plan, which vests 25% per year on each anniversary of the effective date of Mr. White’s employment agreement. Mr. White’s base salary was unchanged in Fiscal 2010.

The exact definitions of “cause,” “constructive termination” and “change of control” are defined in each respective and applicable agreement.

Using each Named Executive Officer’s current base salary, the maximum total payments by the Company to each Named Executive Officer under the termination circumstances described above, as of December 28, 2010, the last day of Fiscal 2010, would be as follows:

	Cash Severance (1)		Equity Acceleration (2)	COBRA Premium (3)
Current officers:
James D. White	$825,000	(4)	$1,322,250	$21,535
Karen L. Luey	$310,000	(4)	—	$14,356
Thibault de Chatellus	$294,200	(4)	—	$14,356
Gregory A. Schwartz	$275,000	(4)	—	$14,356
Susan Shields	$275,000	(4)		$14,356

(1)	Reflects 18 months continued salary for Mr. White and 12 months continued salary for other current officers.
(2)	Calculated based on the assumption that triggering event takes place on December 28, 2010, the last trading day of Fiscal 2010, and the accelerated vesting of stock options and based on the fair market value of $2.35 per share as of that date. Acceleration of options outstanding with an exercise price above $2.35 per share is not reflected.
(3)	Assumes maximum payment of COBRA premiums for the entire severance period covered by the applicable agreement.
(4)	As of December 28, 2010, none of the Named Executive Officers had received an annual bonus paid by the Company; this number therefore assumes no bonus paid in connection with their termination. In March 2011, however, a bonus of $220,000 was paid to Mr. White, a bonus of $69,750 was paid to Ms. Luey, a bonus of $52,955 was paid to Mr. de Chatellus, a bonus of $44,000 was paid to Mr. Schwartz and a bonus of $44,000 was paid to Ms. Shields for their Fiscal 2010 performance. See the section entitled “Compensation Discussion and Analysis, Non-Equity Incentive Compensation.”

Change in Control Arrangements in our Equity Compensation Plans

Pursuant to the terms of our 2006 Stock Plan, holders of stock rights granted thereunder may be entitled to accelerated vesting upon the occurrence of a “Corporate Transaction,” which is defined as a merger or a sale of all or substantially all of the Company’s assets.

Should a Corporate Transaction occur, the Board of Directors, or the board of directors of any entity assuming the obligations of the Company thereunder, may generally:

•

make appropriate provision for the continuation of such stock rights by substituting, on an equitable basis, either the consideration payable with respect to the number of outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity;

•

upon written notice to the holders, provide that all stock rights must be exercised (either (a) to the extent then exercisable or (b) at the discretion of the Board of Directors, all options or stock rights being made fully exercisable for purposes of the 2006 Stock Plan), within a specified number of days of the date of such notice, at the end of which period the options or stock rights shall be terminated; or

•

terminate all options or stock rights in exchange for a cash payment equal to the excess of the fair market value, less the relevant exercise price, if any, of the shares subject to such stock rights (either (a) to the extent then exercisable or (b) at the discretion of the Board of Directors, all options or stock rights being made fully exercisable for purposes of the 2006 Stock Plan).

In addition, options or stock awards granted under the 1994 Plan and the 2001 Plan which were assumed by the Company pursuant to and in accordance with its merger with Jamba Juice Company may also be entitled to accelerated vesting in certain circumstances.

Pursuant to the 1994 Plan, the Board of Directors has the full authority, but not the obligation, to specify any rules, procedures, adjustments or matters with respect to the 1994 Plan or any options issued under the 1994 Plan in connection with any reorganization, merger, reverse merger, recapitalization, reclassification, stock split, reverse split, combination of shares, sale of all or substantially all of the assets of the Company, sale of the Company or other corporate event or transaction, including, without limitation, modifying any applicable vesting provisions, adjusting the amount of outstanding options, and/or terminating the 1994 Plan.

Pursuant to the 2001 Plan, the Board of Directors, in the event of a “Change in Control,” shall have the right, but not the obligation, to accelerate the vesting or termination of restriction, limitation or repurchase rights applicable to such stock awards. As defined in the 2001 Plan, “Change in Control” means:

•	a sale of substantially all of the assets of the Company;

•	a merger or consolidation in which the Company is not the surviving corporation;

•

a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property; or

•	the acquisition by any person, entity or group of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of Directors.

COMPENSATION OF MEMBERS OF OUR BOARD OF DIRECTORS

The following table sets forth information concerning the compensation earned or paid during Fiscal 2010 by each individual who served as a director at any time during Fiscal 2010, except for Mr. White, who is omitted because he is listed above as a Named Executive Officer of the Company:

2010 DIRECTOR COMPENSATION

Name	Board Fees Earned or Paid in Cash (2)($)		Board Fees Earned or Paid in Stock ($)		Other Fees Earned or Paid in Cash ($)	Option Awards (3)($)	Total ($)
Beth Bronner (4)	—		—		—	—	—
Andrew R. Heyer (4)	—		—		—	—	—
Richard L. Federico	$70,000		—		—	$40,783	$110,783
Lesley H. Howe	$93,214		—		—	$40,783	$133,997
Michael Serruya	$60,000		—		—	$40,783	$100,783
Brian Swette	$47,500		$22,500	(6)	—	$40,783	$110,783
Michael Depatie	$10,178		—		—	$16,893	$27,071
Steven R. Berrard	$33,928	(5)	—		—	—	$33,928
Ramon Martin-Busutil	$17,371	(5)	—		—	—	$17,371
Thomas C. Byrne	$23,749	(5)	—		—	—	$23,749

(1)	See the 2009 Summary Compensation Table for disclosure related to Mr. White who is our current President and Chief Executive Officer. Mr. White is our only employee director and does not receive any additional compensation for his services as a member of our Board of Directors.
(2)	Fees earned are based on membership on the Board and participation in Board or committee chairmanship positions.
(3)	Represents the aggregate fair market value of stock options and restricted stock units calculated in accordance with the fair value method. For more information on this calculation see Footnote 2 to our 2010 Summary Compensation Table above.
(4)	Fees payable for Board services provided by this director pursuant to the terms of our Non-Employee Director Compensation Policy are paid to Mistral Capital Management, LLC.
(5)	Represents compensation paid to Mr. Berrard, Mr. Martin-Busutil and Mr. Byrne through May 20, 2010, the date of the 2010 Annual Meeting of Stockholders. These three individuals were not nominated for re-election.
(6)	Mr. Swette elected to receive one-half of his Board member cash compensation in an equally valued stock grant.

Compensation of Directors

It is the general policy of the Board of Directors that compensation for non-employee directors should be a mix of cash and equity-based compensation. Director compensation is generally reviewed annually by the Compensation and Executive Development Committee, with any changes made by the committee generally becoming effective commencing after the Annual Meeting of Stockholders. All Board members are entitled to reimbursement by the Company for reasonable travel to and from meetings of the Board, and reasonable food and lodging expenses incurred in connection therewith.

The Compensation and Executive Development Committee amends our Non-Employee Director Compensation Policy from time to time to ensure that compensation levels are fair and appropriate. As amended to date, non-employee members of our Board are compensated in the following manner:

	Cash Compensation (1)		Equity Compensation
Annual Retainer:
Board Member	$60,000	(4)	(2)
Chairman of the Board (additional)	40,000		—
Lead Director (additional)	20,000	(3)	—
Audit Committee Chair (additional)	20,000		—
Compensation and Executive Development Committee Chair (additional)	10,000		—
Nominating and Corporate Governance Committee Chair (additional)	10,000		—

(1)	Assumes service for a full year; directors who serve for less than the full year are entitled to receive a pro rated portion of the applicable payment. Each “year”, for purposes of the Director Compensation Policy, begins on the date of our annual meeting of stockholders. For the year beginning on the 2011 Annual Meeting Date, each director can elect, in lieu of one-half of their Board Member cash compensation, to take an equally valued stock grant.
(2)	From the 2010 Annual Meeting Date until the 2011 Annual Meeting Date, the annual grant of options given to each director was 25,000. Effective following the 2011 Annual Meeting Date, the annual grant of options given to each director will also be 25,000. The options will be granted pursuant to our 2006 Employee, Director and Consultant Stock Plan and will be granted and priced at the fair market value of the underlying stock as of the date of the Company’s annual stockholder meeting. Options vest over a period of one year, at a rate of 25% per three-month period following the annual meeting of stockholders.
(3)	The Lead Director position became effective following the 2010 Annual Meeting Date when James D. White, our President and Chief Executive Officer, assumed the additional position of Chairman of the Board. Mr. White will not receive any additional Board compensation for serving in the role of Chairman.
(4)	Andrew Heyer and Beth Bronner have been elected by the holders of the Series B-1 Preferred and, as such, do not personally receive any compensation for their Board services. The Company does, however, pay the Board fees otherwise payable to them to Mistral Capital Management, L.L.C. See the section above entitled CORPORATE GOVERNANCE—Certain Relationships and Related Transactions for more information.

Other than as provided above, there were no other arrangements pursuant to which any director was compensated during the fiscal year ended December 28, 2010 for service as a director.

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains four stock-based compensation plans. The Company’s 2006 Employee, Director and Consultant Stock Plan was approved by the Company’s stockholders on November 28, 2006, and currently provides for the granting of up to eight million shares of common stock in the form of nonqualified and incentive stock options, stock grants or other stock-based awards to employees, non-employee directors and consultants. The Company’s 2010 Employee Stock Purchase Plan was approved by the Company’s stockholders on May 20, 2010 and provides an investment benefit to our employees by making available for purchase three million shares of common stock. In connection with our merger with Jamba Juice Company, the Company assumed the outstanding options under the 1994 Plan and the 2001 Plan which provided for granting nonqualified and incentive stock options to employees, non-employee directors and consultants. No additional grants are available under the 1994 Plan and the 2001 Plan. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 28, 2010:

Plan Category (1)	Number of shares to be issued upon exercise of outstanding options (a)	Weighted- average exercise price of outstanding options, (b)($)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))(c)
Equity compensation plans approved by stockholders	4,318,098	$3.30	6,196,550	(2)
Equity compensation plans not approved by stockholders (3)	1,500,000	$0.60	—

Total	5,818,098		6,196,550

(1)	The information presented in this table excludes options assumed by the Company in connection with the merger with Jamba Juice Company. As of December 28, 2010, 150,372 shares of the Company’s Common Stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $8.36 per share.
(2)	Includes 3,207,453 shares available for future issuance under the 2006 Employee, Director and Consultant Stock Plan and 2,989,097 shares available for future issuance under the 2010 Employee Stock Purchase Plan.
(3)	Represents an option to purchase 1,500,000 shares of our Common Stock granted to Mr. White outside of our 2006 Employee, Director and Consultant Stock Plan. The grant of this option did not require approval by our stockholders due to its qualification under the “inducement grant exception” provided by Nasdaq Listing Rule 5635(c)(4).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of March 24, 2011, certain information with respect to the beneficial ownership of the Company’s Common Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, Series B-1 Preferred Stock or Series B-2 Preferred Stock (ii) each director and director-nominee of the Company, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group.

	Shares of Common Stock Beneficially Held		Shares of Series B-1 Preferred Stock Beneficially Held		Shares of Series B-2 Preferred Stock Beneficially Held
Name and Address of Beneficial Owner (1)	Amount (2)	Percent (3)	Amount (2)	Percent (3)	Amount (2)	Percent (3)

Mistral Equity Partners LP (4) 425 Lexington Avenue 3rd Fl. CIBC Wood Gundy New York NY 10017	7,947,300	10.8%	79,473	69.7%	—	*

Mistral Equity QP LLC (5) 425 Lexington Avenue 3rd Fl. CIBC Wood Gundy New York NY 10017	2,866,700	4.2%	28,667	25.1%	—	*

MEP Co-Invest, LLC (6) 425 Lexington Avenue 3rd Fl. CIBC Wood Gundy New York NY 10017	590,900	*	5,909	5.2%	—	*

CanBa Investments, LLC (7) 210 Shields Court Markham A6 L3R8V2	6,060,900	8.4%	—	*	60,609	91.5%

Brown Advisory Holdings Incorporated (8) 901 South Bond Street, Ste. 400 Baltimore, MD 21231	3,937,652	6.0%	—	*	—	*

James D. White (9)	963,804	1.5%	—	*	—	*

Karen L. Luey (10)	211,379	*	—	*	—	*

Thibault de Chatellus (11)	289,005	*	—	*	—	*

Gregory A. Schwartz (12)	149,553	*	—	*	—	*

Susan Shields (13)	43,285	*	—	*	—	*

Richard L. Federico (14)	127,243	*	—	*	—	*

Brian Swette (15)	194,688	*	—	*	—	*

Lesley H. Howe (16)	103,800	*	—	*	—	*

Michael Serruya (17)	42,863	*	—	*	—	*

Andrew R. Heyer (4)(5)(6)	11,404,900	15.0%	114,049	100%	—	*

Beth Bronner	—	*	—	*	—	*

Michael Depatie (18)	32,300	*	—	*	—	*

All current directors and executive officers as a group (14 persons) (19)	13,775,493	17.4%	114,049	100%	—	*

*	Less than 1%

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and to the information contained in the footnotes to this table. This table is based upon the most current information supplied to us by current and former officers and directors of the Company and upon information gathered by us about principal stockholders known to us based on a Schedule 13G or 13D filed with the Securities and Exchange Commission.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon exercise of options or warrants or conversion of preferred stock.
(3)	Calculated on the basis of 65,828,924 shares of Common Stock, 114,049 shares of Series B-1 Preferred Stock and 66,240 shares of Series B-2 Preferred Stock outstanding as of March 24, 2011, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after March 24, 2011 are deemed to be held and outstanding for the purpose of calculating that stockholder’s percentage of beneficial ownership but not the percentages of beneficial ownership of other stockholders.
(4)	Represents 79,473 shares of Series B-1 Preferred Stock directly owned by Mistral Equity Partners, LP (“MEP”), a Delaware limited partnership, of which Mistral Equity GP, LLC (“ME GP”) is the general partner. The shares of Series B-1 Preferred Stock are currently convertible into 7,947,300 shares of Common Stock, subject to adjustment. Mr. Heyer is the chief executive officer, sole managing member and a managing director of ME GP. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934 (the “Act”), ME GP may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MEP, and Mr. Heyer may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MEP and ME GP. ME GP may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by MEP, and Mr. Heyer may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by MEP and ME GP.
(5)	Represents 28,667 shares of Series B-1 Preferred Stock directly owned by Mistral Equity Partners QP, LP (“MEP QP”), a Delaware limited partnership, of which ME GP is the general partner. The shares of Series B-1 Preferred Stock are currently convertible into 2,866,700 shares of Common Stock, subject to adjustment. Mr. Heyer is the chief executive officer, sole managing member and a managing director of ME GP. By reason of the provisions of Rule 16a-1 of the Act, ME GP may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MEP QP, and Mr. Heyer may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MEP QP and ME GP. ME GP may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by MEP QP, and Mr. Heyer may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by MEP QP and ME GP.
(6)	Represents 5,909 shares of Series B-1 Preferred Stock directly owned by MEP Co-Invest, LLC (“MEP C-I”), a Delaware limited liability company, of which Mr. Heyer is the sole managing member. The shares of Series B-1 Preferred Stock are currently convertible into 590,900 shares of Common Stock, subject to adjustment. By reason of the provisions of Rule 16a-1 of the Act, Mr. Heyer may be deemed to be the beneficial owner of any securities that may be deemed to be beneficially owned by MEP C-I. Mr. Heyer may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by MEP C-I.
(7)	Represents 60,609 shares of Series B-2 Preferred Stock directly owned by CanBa Investments, LLC. The shares of Series B-2 Preferred Stock are currently convertible into 6,060,900 shares of Common Stock, subject to adjustment.
(8)	Based on a Schedule 13-G filed by Brown Advisory Holdings Incorporated, a parent holding company or control person in accordance with 240, 13d-1(b)(1)(ii)(G), and Winslow Management Company, an investment adviser in accordance with 240.13d-1(b)(ii)(E), filed on March 10, 2011.

(9)	Represents 213,804 shares of Common Stock held by Mr. White and 750,000 shares of Common Stock issuable upon the exercise of vested options held by Mr. White.
(10)	Represents 68,326 shares of Common Stock held by Ms. Luey and 143,053 shares of Common Stock issuable upon exercise of vested options held by Ms. Luey.
(11)	Represents 78,585 shares of Common Stock held by Mr. de Chatellus, and 210,420 shares of Common Stock issuable upon exercise of vested options held by Mr. de Chatellus.
(12)	Represents 48,753 shares of Common Stock held by Mr. Schwartz and 100,800 shares of Common Stock issuable upon exercise of vested options held by Mr. Schwartz.
(13)	Represents 10,785 shares of Common Stock held by Ms. Shields and 32,500 shares of Common Stock issuable upon exercise of vested options held by Ms. Shields.
(14)	Represents 15,000 shares of Common Stock held by Mr. Federico and 112,243 shares of Common Stock issuable upon exercise of vested options held by Mr. Federico.
(15)	Represents 90,388 shares of Common Stock held by Mr. Swette and 104,300 shares of Common Stock issuable upon exercise of vested options held by Mr. Swette.
(16)	Represents 30,000 shares of Common Stock held by Mr. Howe and 73,800 shares of Common Stock issuable upon exercise of vested options held by Mr. Howe.
(17)	Represents 42,863 shares of Common Stock issuable upon exercise of vested options held by Mr. Serruya.
(18)	Represents 19,800 shares of Common Stock held by Mr. Depatie and 12,500 shares of Common Stock issuable upon exercise of vested options held by Mr. Depatie.
(19)	Represents 636,313 shares of Common Stock, 1,734,280 shares of Common Stock issuable upon the exercise of vested options, and 11,404,900 shares of Common Stock issuable upon the conversion of Series B-1 Preferred Stock. See Notes 9 through 18, above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with for Fiscal 2010.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the next Annual Meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than 120 days prior to the anniversary of the this year’s proxy materials were released to stockholders, which date shall be December 9, 2011. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the Annual Meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than the above date.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, our proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice, or for stockholders receiving a paper copy of proxy materials, a proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Jamba stockholders will be “householding” our proxy materials. A single Notice, or for stockholders receiving a paper copy of proxy materials, a proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, or for stockholders receiving a paper copy of proxy materials, a proxy statement and annual report, please notify your broker, direct your written request to Investor Relations Department, Jamba, Inc., 6475 Christie Avenue, Suite 150, Emeryville, CA 94608 or contact our Corporate Secretary by telephone at (510) 596-0100. Stockholders who currently receive multiple copies of the Notice, or for stockholders receiving a paper copy of proxy materials, a proxy statement at their address and would like to request “householding” of their communications should contact their broker.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

MICHAEL W. FOX

Secretary

April 8, 2011

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                ☒

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors	For	Against	Abstain
01 James D. White	☐	☐	☐
02 Lesley H. Howe	☐	☐	☐	The Board of Directors recommends you vote 3 YEARS on the following proposal:	1 year	2 years	3 years	Abstain
03 Richard L. Federico 04 Brian Swette 05 Michael A. Depatie 06 Fritzi G. Woods	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐

4     To vote on how frequently a non-binding advisory resolution regarding executive compensation will be submitted to stockholders in the future.

NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

					☐	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain
2 Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2012.	☐	☐	☐
3 To vote on a non-binding advisory resolution regarding executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10K, Notice & Proxy Statement is/are available at www.proxyvote.com.

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JAMBA, INC. Annual Meeting of Stockholders May 19, 2011 8:00 A.M. This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) James D. White and Karen L. Luey, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of equity securities of Jamba, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time on May 19, 2011, at the Jamba Juice Support Center, 6475 Christie Avenue, Suite 150, Emeryville, CA, 94608 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side